Exhibit 99.3

September 10, 2013

SAExploration Holdings to Present at Upcoming Investor Conferences

CALGARY, Alberta--(BUSINESS WIRE)-- SAExploration Holdings, Inc. (NASDAQ:SAEX, OTCBB:SAEXW) ("SAE" or the "Company") today announced that Brent Whiteley, Chief Financial Officer, is scheduled to present at the following investor conferences:

FIG Partners 9th Annual CEO Forum

Date: Tuesday, September 17th

Location: Four Seasons Hotel, Atlanta

There are no formal presentations at this event. SAE will be hosting 1 on 1 investor meetings.

Craig-Hallum 4th Annual Alpha Select Conference

Date: Thursday, September 26th

Time: 2:35 p.m. ET

Location: Convene Conference Center, New York City

A live webcast of the Craig-Hallum conference presentation will available at http://wsw.com/webcast/ch3/SAEX. A copy of the slides for both presentations will be available on the "Investor Relations" section of SAE's website at

http://www.saexploration.com/en/.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE's website is www.saexploration.com.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE managements' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE's business. These risks, uncertainties and contingencies include: fluctuations in the levels of exploration and development activity in the oil and gas industry; business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which SAE is engaged; fluctuations in customer demand; changes in scope or schedule of customer projects; termination of contracts at the convenience of clients; management of rapid growth; intensity of competition from other providers of seismic acquisition services; general economic conditions; geopolitical events and regulatory changes; and other factors set forth in SAE's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

SAExploration Holdings, Inc.

Brent Whiteley, 713-816-6392

Chief Financial Officer and General Counsel

bwhiteley@saexploration.com

or

The Equity Group Inc.

Devin Sullivan, 212-836-9608

Senior Vice President

dsullivan@equityny.com

or

Thomas Mei, 212-836-9614

Associate

tmei@equityny.com

Source: SAExploration Holdings, Inc.

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